EXHIBIT 99.1

Imagis Technologies Announces Interim Financing Arrangement

VANCOUVER, CANADA, April 22, 2003 - Imagis Technologies Inc. ("Imagis") (OTCBB:IGSTF; TSX.V:NAB; Germany:IGY), a leading provider of information sharing and biometric identification technologies, announced today that an existing shareholder has agreed to provide bridge financing by way of a line of credit facility for up to CDN$500,000. This line of credit will bear interest at the Royal Bank of Canada prime lending rate plus two (2) percent and will be secured by a General Security Agreement over the assets of Imagis. This interim financing will provide operating capital while the Company continues to seek a larger equity financing. The line of credit is subject to regulatory approval.

In conjunction with this financing, Imagis is undergoing an organizational restructuring and refocusing of its sales, marketing, and development efforts. This restructuring will allow the Company to concentrate on its core identification and information sharing technologies and their benefits for the law enforcement, homeland defense, and security markets. As part of this restructuring, Imagis has temporarily laid off certain non-core employees from its global operations.

About Imagis Technologies Inc.

Imagis Technologies Inc. (OTCBB:IGSTF; TSX.V:NAB; Germany:IGY) develops and markets breakthrough technology that allows for the rapid development and deployment of information sharing and biometric identification applications that are used in law enforcement, transportation security, immigration and customs, gaming, and other security and homeland defense initiatives.

The Company, whose Chairman is Oliver ("Buck") Revell, the former associate deputy director of the FBI, has over 140 installations of its software located across the United States, the United Kingdom, Canada, Latin America and Asia-Pacific. This includes one of the UK's national police agencies; RCMP, police, and sheriff departments across the United States and Canada; New Zealand Customs; the Government of Singapore, and Toronto's Pearson International Airport.

For more information about Imagis Technologies, please visit http://www.imagistechnologies.com.

ON BEHALF OF THE BOARD OF DIRECTORS

"Iain Drummond"
President and CEO, Imagis Technologies Inc.

Media and Investor Inquiries:
John Lyotier
Manager, Marketing & Communications
Imagis Technologies Inc.
Phone: +1-604-684-2449 Ext. 226
E-mail: info@imagistechnologies.com

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.

Forward Looking Statements: This press release may contain statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include the risks and uncertainties described in Imagis Technologies Inc.'s Form 10-KSB filed with the United States Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.